Exhibit 10.22

AMENDMENT TO THE TOYS “R” US, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

as Amended and Restated through December 3, 2003

WHEREAS, Toys “R” Us, Inc. (the “Company”) maintains the Toys “R” Us, Inc. Supplemental Executive Retirement Plan, as amended and restated through December 3, 2003 (the “Plan”), for the benefit of a select group of management and highly compensated employees; and

WHEREAS, Article XI of the Plan provides that the Plan may be amended by Compensation and Organizational Development Committee of the Board of Directors of the Company (the “COD Committee”); and

WHEREAS, on March 16, 2005, the COD Committee approved an amendment to the Plan to clarify that upon the termination of the Plan, the distribution to participants shall be an amount equal to their account balances adjusted to the date of Plan termination;

NOW, THEREFORE, the Plan is amended as effective as of March 16, 2005 as follows:

The last sentence of Article XI of the Plan is deleted and replaced with the following:

“Notwithstanding the foregoing, the Compensation Committee may, in its sole discretion, terminate the Plan as of any date and distribute to Participants as soon as practicable thereafter an amount equal to their Account balances adjusted to the date of Plan termination pursuant to the provisions of Article V, and for this purpose, the final short Plan Year shall end on the date of Plan termination.”

IN WITNESS WHEREOF, this amendment has been adopted as of March 16, 2005.

Toys “R” Us, Inc.

By:	/s/ DEBORAH M. DERBY
Deborah M. Derby
Executive Vice President, Human Resources